EXHIBIT 99.1 NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI’s Annual Revenues Increase 32%
-Cash Based Net Income Exceeds $1 million-

San Antonio, Texas - October 30, 2008 - ATSI Communications, Inc. (OTCBB: ATSX) today announced results for the fiscal year ended July 31, 2008.

Revenues increased 32% to $41,961,000 for fiscal year 2008 compared to $31,692,000 for fiscal year 2007. Excluding non-cash items, net income to common stockholders for the year ended July 31, 2008 was $1,097,000 vs. net income to common stockholders of $890,000 for the previous year ended July 31, 2007. In addition, the Company completed fiscal year 2008 with $1,338,000 of available cash, a 27% increase over fiscal year 2007.

The following is a summary of significant achievements for the year:

•	Carrier services minutes increased to 564,064,005 from 450,557,632, an increase of 25%
•	4 consecutive quarters of net earnings per share
•	Achieved a positive working capital ratio and shareholder equity during the year
•	ATSI entered into a $5 million accounts receivable financing agreement with Wells Fargo Bank
•	The Company’s Board of Directors approved a $1 million stock repurchase plan
•
ATSI expanded its IP network capacity with XO Communications that included doubling its fixed capacity and the ability to increase fixed capacity by 400% through the on-demand capabilities of XO’s Ethernet services

•	ATSI’s auditors removed the Company’s going concern opinion during the 3rd fiscal quarter

In addition to the significant achievements for the year, ATSI was recently selected by Deloitte & Touche, LLP as one of the 2008 50 fastest growing technology companies in the state of Texas. The selection to the Texas Technology Fast 50 resulted from the Company’s successful revenue growth from $1.2 million in FY2004 to $42 million in FY2008.

Arthur L. Smith, CEO of ATSI remarked, “I commend our management team and employees for exceeding expectations for the year. In addition to continued revenue growth, we achieved significant milestones related to our balance sheet that included reaching a positive working capital ratio and shareholder equity. We recognize that our past growth rates will be increasingly difficult to achieve organically, therefore, our emphasis will remain on improving gross profit and cash flow from operations."

Including non-cash items, net income to common stockholders was $440,000 for the year ended July 31, 2008 compared to a net income to common stockholder of $515,000 for the year ended July 31, 2007. Net income to common stockholders includes the reversal of previously recorded preferred dividend expense of $340,000 in FY2008 and $828,000 in FY2007.

Net loss before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years ended July 31,
	2008	2007
OPERATING REVENUES:
VoIP services	$41,961	$31,692
Total operating revenues	41,961	31,692

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization, shown below)	38,884	29,521
Selling, general and administrative expense (exclusive of legal and professional fees)	2,400	1,625
Legal and professional fees	352	258
Bad debt expense	(27)	98
Depreciation and amortization expense	160	99
Total operating expenses	41,769	31,601

OPERATING INCOME	192	91

OTHER INCOME (EXPENSE):
Debt forgiveness income	41	-
Investment loss	(16)	-
Interest expense	(105)	(348)
Total other income (expense), net	(80)	(348)

NET INCOME (LOSS)	112	(257)

LESS: PREFERRED DIVIDEND	(12)	(56)
ADD: REVERSAL OF PREVIOUSLY RECORDED PREFERRED DIVIDEND	340	828

NET INCOME TO COMMON STOCKHOLDERS	$440	$515

BASIC INCOME PER SHARE TO COMMON STOCKHOLDERS	$0.01	$0.02
DILUTED INCOME PER SHARE TO COMMON STOCKHOLDERS	$0.01	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	39,143,748	27,908,044
DILUTED COMMON SHARES OUTSTANDING	39,197,319	28,049,739

NET INCOME TO COMMON STOCKHOLDERS, as reported:	$440	$515

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash issuance of common stock and warrants for services	77	129
Non-cash stock-based compensation, employees	695	473
Bad debt expense	(27)	98
Depreciation and amortization	160	99
Investment loss	16	-
Interest expense	105	348
MINUS:
Debt forgiveness income	41	-
Preferred dividend	328	772

NET INCOME TO COMMON STOCKHOLDERS EXCLUDING NON-CASH ITEMS:	$1,097	$890